As filed with the Securities and Exchange Commission on July 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	95-4598246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200 Los Angeles, California 90064

(Address, including zip code, of Principal Executive Offices)

Kilroy Realty 2006 Incentive Award Plan, as Amended

(Full title of the plan)

Jeffrey Kuehling

Executive

Vice President, Chief Financial Officer and Treasurer

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Lewis W. Kneib, Esq.

Julian T. H. Kleindorfer, Esq.

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Kilroy Realty Corporation, a Maryland corporation (the “Company” or the “Registrant”), to register additional securities issuable pursuant to the Kilroy Realty Corporation 2006 Incentive Award Plan, as amended (the “Plan”), and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)

The Company’s Registration Statements on Form S-8, filed with the Commission on June 28, 2006, September  16, 2009, June 11, 2010, February  9, 2015, June 10, 2015, May  25, 2017, July 10, 2020 and May 24, 2023 (Commission File Nos. 333-135385, 333-161954, 333-167452, 333-201990, 333-204853, 333-218241, 333-239809 and 333-272182);

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025, filed with the Commission on February 11, 2026 (Commission File No. 001-12675);

(c)

The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2026 and June 30, 2026, filed with the Commission on April  28, 2026 and July 28, 2026 (Commission File No. 001-12675);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 26, 2026, May 19, 2026 and June 17, 2026 (Commission File No. 001-12675); and

(e)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A/A filed with the Commission on June 10, 2005 (Commission File No. 001-12675), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law provides that, unless prohibited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. The Company’s charter contains no such limitation.

The Company’s charter and bylaws provide in effect that it will indemnify its directors and officers to the fullest extent permitted by applicable law. The operating partnership’s partnership agreement provides that the Company’s directors and officers are indemnified to the same extent the Company’s directors and officers are indemnified under its charter. We have purchased directors’ and officers’ liability insurance for the benefit of the Company’s directors and officers.

The Company has entered into indemnification agreements with certain of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

As permitted by the Maryland General Corporation Law, the Company’s charter limits the liability of its directors and officers to the Company and its stockholders for money damages, subject to specified restrictions. However, the liability of the Company’s directors and officers to it and its stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•

a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit the Company’s ability or its stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 8. Exhibits

Exhibit No.	Description

4.1	Form of Certificate for Common Stock (1)

4.2†	Kilroy Realty 2006 Incentive Award Plan (2)

5.1*	Opinion of Ballard Spahr LLP

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP for Kilroy Realty Corporation

23.3*	Consent of Deloitte & Touche LLP for Kilroy Realty, L.P.

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Calculation of Filing Fee Tables

*	Filed herewith
†	Management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to the Company’s Registration Statement on Amendment No. 3 to Form S-11 as filed with the Commission on January 24, 1997 (No. 333-15553).
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Commission on May 19, 2026 (No. 001-12675).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 28, 2026.

KILROY REALTY CORPORATION

By:	/s/ Lauren N. Stadler
Lauren N. Stadler Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeffrey R. Kuehling, Lauren N. Stadler and Chandni Jalan, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Angela M. Aman	Director, Chief Executive Officer (Principal Executive Officer)	July 28, 2026
Angela M. Aman

/s/ Jeffrey R. Kuehling	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 28, 2026
Jeffrey R. Kuehling

/s/ Chandni Jalan	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 28, 2026
Chandni Jalan

/s/ Gary R. Stevenson	Director	July 28, 2026
Gary R. Stevenson

/s/ Edward F. Brennan, PhD	Director	July 28, 2026
Edward F. Brennan, PhD

/s/ Cia Buckley Marakovits	Director	July 28, 2026
Cia Buckley Marakovits

/s/ Daryl J. Carter	Director	July 28, 2026
Daryl J. Carter

/s/ Jolie A. Hunt	Director	July 28, 2026
Jolie A. Hunt

/s/ David A. Kieske	Director	July 28, 2026
David A. Kieske

/s/ Louisa G. Ritter	Director	July 28, 2026
Louisa G. Ritter